Exhibit 2.1

SALE AND PURCHASE AGREEMENT
among
FR XI Offshore AIV, L.P.,
FR Borco GP Ltd.,
and
Buckeye Atlantic Holdings LLC
of
FR Borco Topco L.P.
dated
December 18, 2010

Exhibits:
Exhibit A            Form of Instrument of Transfer
Exhibit B            Form of Deed of Substitution

-ii-

SALE AND PURCHASE AGREEMENT
     This SALE AND PURCHASE AGREEMENT, dated December 18, 2010 is by and among
(1)	FR XI Offshore AIV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“FR XI”), and FR Borco GP Ltd., an exempted company formed with limited liability under the laws of the Cayman Islands (“FRB GP” and, together with FR XI, the “Seller”); and

(2)	Buckeye Atlantic Holdings LLC (“Purchaser”), a Delaware limited liability company.
RECITALS
     WHEREAS, FR XI owns 100% of the limited partner interests (the “Transferred LP Interest”) in FR Borco Topco L.P. (the “Partnership”) and FRB GP owns 100% of the general partner interests in the Partnership (the “Transferred GP Interest” and together with the Transferred LP Interest, the “Transferred Interests”); and
     WHEREAS, the Partnership owns 800 LP Units (the “Transferred LP Units”), representing 80% of the limited partnership interest in FR Borco Coop Holdings, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“FRBCH”) and the GP Share, representing 100% of the issued and outstanding shares in the capital of the General Partner; and
     WHEREAS, FRBCH is the indirect beneficial owner of all of the issued and outstanding shares of capital stock (including nominee shares) of Bahamas Oil Refining Company International Limited, a company incorporated under the laws of The Bahamas (“BORCO”); and
     WHEREAS, BORCO owns and operates an independent storage terminal with both land and marine operations for crude oil, fuel oil and refined petroleum products in Freeport, Grand Bahama, The Bahamas; and
     WHEREAS, Seller wishes to sell the Transferred Interests to Purchaser and its designee designated in accordance with Section 9.12 (such designee, Purchaser’s “permitted designee”), as applicable, and Purchaser wishes to purchase, and cause its permitted designee, as applicable, to purchase the Transferred Interests from Seller, subject to the terms and provisions set forth below and herein.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1
Definitions
               Section 1.1 Definitions. As used in this Agreement (including in the Recitals above), the following terms, when capitalized, shall have the following meanings:
     “2010 Financial Statements” has the meaning given such term in Section 5.10(b).
     “Acquisition Related Stamp Duty” has the meaning given such term in Section 5.5(a).
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.
     “Affiliate Contract” means all contracts and commitments set forth in Section 3.17 of the Seller Disclosure Schedules.
     “Agreement” means this Sale and Purchase Agreement among Seller and Purchaser, including all of the Schedules and Exhibits attached hereto (which are hereby incorporated by reference and made a part hereof for all purposes), all as may be amended, modified or supplemented from time to time after the Execution Date.
     “Audit Firm” has the meaning given such term in Section 5.10(a).
     “Base Purchase Price” has the meaning given such term in Section 2.2(a).
     “Books and Records” means originals, copies or electronic versions of all books, ledgers, files, reports, operating records and any other material documents of the Partnership, the Partnership Subsidiaries or the Business.
     “BORCO” has the meaning given such term in the Recitals.
     “Buckeye Parent” means Buckeye Partners, L.P.
     “Business” means the business as currently conducted by BORCO, including BORCO’s ownership and operation of an independent storage terminal for crude oil, fuel oil and refined petroleum products in Freeport, The Bahamas, which ownership and operation includes (i) storing, transferring, heating, treating, blending, and related services for crude oil, fuel oil and other petroleum products, (ii) related marine services, including vessel berthing, loading and unloading, transshipment, bunkering and related services through offshore jetty platforms and docks located in Freeport Harbor and (iii) bunkering services provided by a chartered barge.
     “Business Day” means a day other than (i) a Saturday, Sunday or (ii) any day on which banks located in New York, New York, U.S.A. are authorized or obligated to close.
     “Cash Portion” has the meaning given such term in Section 2.2(a).

     “Casualty Event” means any loss, damage or destruction of the assets of the Partnership and each of the Partnership Subsidiaries that occurs prior to Closing for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, flood or other casualty, but excluding any loss, damage or destruction as a result of depreciation or ordinary wear and tear.
     “Closing” has the meaning given such term in Section 2.3.
     “Closing Date” has the meaning given such term in Section 2.3.
     “Confidential Information” has the meaning given such term in the Confidentiality Agreement.
     “Confidentiality Agreement” means the Confidentiality Agreement dated August 21, 2010 by and between FR XI Offshore GP, L.P. and Buckeye Parent.
     “Consideration Units” has the meaning given such term in the Unit Purchase Agreement.
     “Credit Agreement” has the meaning given such term in Section 5.9.
     “Data Site” means the website operated by Intralinks on behalf of BORCO under the Project name, “Project Binnacle”, to which Purchaser has had access since November 2, 2010.
     “Dollars” and the symbol $ mean the lawful currency of the United States of America.
     “Dutch Restructuring” means the actions set forth on Section 5.14(a) of the Seller Disclosure Schedules.
     “Dutch Ruling” means Dutch Tax rulings (on which the Purchaser may rely) that are substantively the same (taking into account any relevant differences in facts) as the Dutch rulings as issued on April 3, 2009 to the Partnership and/or its Affiliates under ATR Ruling code 16491, Ruling code 16492 and Ruling code 16493.
     “Employees” has the meaning given such term in Section 3.15(a).
     “Environmental Law” means any applicable Law pertaining to the protection of natural resources, wildlife, or the environment in any or all jurisdictions in which the Partnership and the Partnership Subsidiaries own or have owned property or conduct or have conducted business.
     “Escrow Account” means the account held by Escrow Agent into which the Escrow Amount shall be deposited, held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.
     “Escrow Agent” means The Bank of New York Mellon or such other institution appointed as escrow agent hereunder by FR XI and Purchaser.

     “Escrow Agreement” means the escrow agreement to be dated as of the Closing Date among FR XI, Purchaser and the Escrow Agent, in a form to be reasonably agreed upon by FR XI, Purchaser and the Escrow Agent.
     “Escrow Amount” means $70,000,000.
     “Execution Date” means the date on which the Parties have executed this Agreement, as set forth in the preamble to this Agreement.
     “Exchange Act” has the meaning given such term in Section 5.10(a).
     “Financial Statements” has the meaning given such term in Section 3.6(a).
     “Financing Related Stamp Duty” has the meaning given such term in Section 5.5(a).
     “FR XI” has the meaning given such term in the preamble to this Agreement.
     “FRB GP” has the meaning given such terms in the preamble to this Agreement.
     “FRBCH” has the meaning given such term in the Recitals.
     “GAAP” means United States generally accepted accounting principles as in effect during the applicable periods.
     “General Partner” means FR Borco Coop Holdings GP Limited, a Cayman Islands exempted company limited by shares and the general partner of FRBCH.
     “Governmental Authority” means any foreign, national, multinational, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal, in each case, having governmental or quasi-governmental powers, including, for the avoidance of doubt the Grand Bahama Port Authority.
     “Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by, or subject to approval by, any Governmental Authority.
     “GP Share” means the one ordinary share in the General Partner, which share is owned by the Partnership.
     “Hazardous Materials” means those pollutants, contaminants, chemicals or toxic, hazardous or petroleum hydrocarbon substances or wastes that are regulated under applicable Environmental Laws.
     “Holdings” has the meaning given such term Section 9.12.
     “Holdings Transfer” has the meaning given such term in Section 9.12.

     “IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board and as are in effect during the applicable periods.
     “Indebtedness” means (i) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money (A) owed by the Partnership or any Partnership Subsidiaries under a credit facility, including any letters of credit issued in connection therewith, or (B) evidenced by any note, bond, debenture or other debt security issued by the Partnership or any Partnership Subsidiaries and (ii) any hedging arrangements. Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Partnership or any Partnership Subsidiaries.
     “Initial Date” means January 14, 2011 or such later date calculated in accordance with Section 5.10(d), or, if later, the 31st day after the date written notice is given to Vopak under Section 2.6 of the Unitholders Agreement in the event of a Vopak Tag-Along.
     “Knowledge” means (i) in the case of Seller, the current actual knowledge of the individuals listed in Section 1.1 of the Seller Disclosure Schedules without any duty to make an independent investigation or inquiry, and (ii) in the case of Purchaser, the actual knowledge of the individuals listed in Section 1.1 of the Purchaser Disclosure Schedules, without any duty to make an independent investigation or inquiry.
     “Law” means any foreign, local, state, federal or multinational law, ordinance, regulation, order, injunction or decree, or common law or any binding requirement of a Governmental Authority.
     “Leased Real Property” has the meaning given such term in Section 3.7(a).
     “Lender Parties” means Barclays Bank PLC, Barclays Capital, SunTrust Bank, SunTrust Robinson Humphrey, Inc. and Barclays Capital, Inc., in their capacities as described in that certain Commitment Letter delivered to Purchaser dated December 18, 2010.
     “Lender Related Parties” means the Lender Parties and their successors, legal representatives and permitted assigns, excluding, for the avoidance of doubt, Buckeye Parent and its Subsidiaries.
     “Lien” means any mortgage, pledge, security interest, lien, deed of charge, encumbrance, or any conditional sale or other title retention agreement.
     “Litigation” means any action, case, suit or other proceeding pending before any Governmental Authority or any arbitration proceeding.
     “LP Units” has the meaning given such term in the Partnership Agreement.
     “Material Adverse Effect” means a change, effect, event or occurrence that has a material adverse effect on the properties, financial condition or results of operations of the Partnership, the Partnership Subsidiaries and the Business, taken together as a whole, or prevents or materially delays the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any change, effect, event or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (i) this Agreement or any actions taken in compliance with this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof (including any loss of, or adverse change in, the relationship of the Partnership or any of the Partnership Subsidiaries with its customers, partners, employees, financing sources or suppliers caused by the pendency or announcement of the transactions contemplated by this Agreement), (ii) changes or conditions affecting the petroleum industry (including but not limited to feedstock pricing, refining, marketing, transportation, terminaling and trading costs and margins) generally or regionally, (iii) changes in general economic, capital markets, regulatory or political conditions in the United States, The Bahamas or elsewhere (including interest rate fluctuations), (iv) changes in Law, generally accepted accounting principles, IFRS or regulatory accounting requirements or interpretations thereof, (v) fluctuations in currency exchange rates, (vi) acts of war, insurrection, sabotage or terrorism, (vii) any act or omission to act by Seller, the Partnership or any of the Partnership Subsidiaries contemplated by this Agreement or necessary to consummate the transactions contemplated hereby, or taken (or omitted to be taken) at the request of Purchaser or its Affiliates, or (viii) the Partnership’s or any Partnership Subsidiary’s failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (it being understood that the underlying circumstances that caused such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); provided, further, however, that any change, effect, event or occurrence referred to in the immediately preceding clauses (ii), (iii), (v) or (vi) shall be taken into account for purposes of such clause only to the extent such change, effect, event or occurrence does not adversely affect the Partnership, the Partnership Subsidiaries and the Business, taken together as a whole, in a disproportionate manner relative to other companies operating in the industries in which the Partnership, the Partnership Subsidiaries and the Business operate. Notwithstanding the foregoing and without quantifying or otherwise defining what constitutes a Material Adverse Effect for purposes of this definition, any Casualty Event that has or would reasonably be expected to have a total repair cost and reasonably expected and estimated negative dollar impact on the Partnership and the Partnership Subsidiaries, taken as a whole (and calculated net of insurance proceeds to be received by the Partnership and/or the applicable Partnership Subsidiaries in connection with such Casualty Event) in excess of $90,000,000 shall be deemed to be a Material Adverse Effect.
     “Material Contracts” has the meaning given such term in Section 3.13.
     “Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, and whether contractual, statutory or otherwise.
     “Organizational Documents” means a Person’s charter, articles or memorandum of organization, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, bylaws or other similar organizational documents, as applicable, including, for the avoidance of doubt, the Unitholders Agreement.
     “Owned Real Property” has the meaning given such term in Section 3.7(a).

     “Partnership” has the meaning given such term in the Recitals.
     “Partnership Agreement” means the Amended and Restated Agreement of Exempted Limited Partnership of FRBCH, dated April 29, 2008, by and among the General Partner and the limited partners party thereto.
     “Partnership Subsidiaries” has the meaning given such term in Section 3.5.
     “Party” means each of Seller and Purchaser and their permitted assigns who become party to this Agreement in accordance with its terms, and “Parties” shall mean Seller and Purchaser and their permitted assigns who become party to this Agreement in accordance with its terms, collectively.
     “permitted designee” has the meaning given such term in the Recitals.
     “Permitted Liens” means:
          (i) inchoate Liens and charges imposed by Law and incidental to the Partnership’s and the Partnership Subsidiaries’ properties or the Business, if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith;
          (ii) Liens for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith;
          (iii) easements, servitudes, leases, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions or encumbrances that do not materially interfere with the operation of the Business;
          (iv) conventional provisions contained in any contracts or agreements affecting properties under which the Partnership and/or any of the Partnership Subsidiaries are required immediately before the expiration, or termination of a particular contract or agreement, or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;
          (v) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds and completion bonds or as otherwise incurred in the ordinary course of business consistent with past practice;
          (vi) any Liens consisting of (A) statutory landlord’s liens under leases to which the Partnership and/or any of the Partnership Subsidiaries is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (B) statutory bailee’s liens under bailments and terminaling agreements to which the Partnership and/or any of the Partnership Subsidiaries is a party,

(C) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Partnership and/or that of any of the Partnership Subsidiaries, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Partnership and/or a Partnership Subsidiary, (D) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (E) zoning or other land use or Environmental Law and ordinances of any Governmental Authority;
          (vii) Liens in respect of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained;
          (viii) mechanics’, material men’s, workmen’s, repairmen’s and carriers’ Liens and other similar charges arising in the ordinary course of business consistent with past practice or being contested in good faith;
          (ix) Liens reflected on the Financial Statements; and/or
          (x) Liens that will be paid in full or released on or prior to the Closing.
     “Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.
     “Plan” has the meaning given such term in Section 3.15(a).
     “Policies” has the meaning given such term in Section 3.16(a).
     “Prohibitive Order” has the meaning given such term in Section 7.1(b).
     “Proportionate Share” means, (i) with respect to any Seller Transaction Expenses (A) payable by the Partnership, 100% and (B) payable by any Partnership Subsidiaries, 80%, (ii) for purposes of Section 5.12(a) 100% and (iii) for purposes of Section 5.12(b), 80%, it being understood and agreed that if a Vopak Tag-Along is consummated, the Purchaser will be entitled to recover from Vopak 20% of any Seller Transaction Expenses payable by the Partnership Subsidiaries and of any payments described in Section 5.12(b) (instead of 80%).
     “Purchase Price” has the meaning given such term in Section 2.2(a).
     “Purchaser” has the meaning given such term in the preamble to this Agreement.
     “Purchaser Disclosure Schedules” means the schedules setting forth disclosures of Purchaser, or qualifications or exceptions to, any of Purchaser’s representations and warranties set forth in Article 4 or Purchaser’s covenants set forth in Article 5 delivered by Purchaser to Seller simultaneously with the execution of this Agreement.

     “Purchaser Indemnified Parties” has the meaning given such term in Section 5.8.
     “Purchaser Required Governmental Authorizations” has the meaning given such term in Section 4.2(b).
     “Real Property” has the meaning given such term in Section 3.7(a).
     “Real Property Leases” has the meaning given such term in Section 3.7(a).
     “Required Governmental Authorizations” means, collectively, the Purchaser Required Governmental Authorizations and the Seller Required Governmental Authorizations.
     “SAS 100 Reviewed Financials” has the meaning given such term in Section 5.10(d).
     “SEC” has the meaning given such term in Section 5.10(a).
     “Securities Act” has the meaning given such term in Section 5.10(a).
     “Seller” has the meaning given such term in the preamble to this Agreement.
     “Seller Disclosure Schedules” means the schedules setting forth disclosures of Seller, or qualifications or exceptions to, any of Seller’s representations and warranties set forth in Article 3 or Seller’s covenants set forth in Article 5 delivered by Seller to Purchaser simultaneously with the execution of this Agreement.
     “Seller Required Governmental Authorizations” has the meaning given such term in Section 3.2(c).
     “Seller Transaction Expenses” means (i) any and all professional fees and expenses payable by the Partnership or any Partnership Subsidiaries to third parties (including the Seller and its Affiliates (other than the Partnership or any Partnership Subsidiaries)) in connection with the transactions contemplated by this Agreement, including any and all investment banking, broker or other advisory fees and expenses and any and all legal, consulting and accounting fees and expenses and (ii) any and all amounts payable under the Topco Bonus Plan.
     “Shortfall” has the meaning given such term in Section 2.2(d).
     “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of (x) the economic interests in or (y) the securities or ownership interests, having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, is directly or indirectly owned by such Person.
     “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, stamp, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, franchise, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes imposed by or on behalf or payable to any Governmental Authority under any applicable Law, together with any interest, penalties or additions with respect thereto.
     “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.
     “Termination Date” has the meaning given such term in Section 8.1(b).
     “The Bahamas” means the Commonwealth of The Bahamas.
     “Topco Bonus Plan” means the FR Borco Topco, L.P. Partnership Sale Bonus Plan and all awards granted thereunder.
     “Transferred Interests” has the meaning given such term in the Recitals.
     “Transferred GP Interest” has the meaning given such term in the Recitals.
     “Transferred LP Interest” has the meaning given such term in the Recitals.
     “Transferred LP Units” has the meaning given such term in the Recitals.
     “Transfer Taxes” means all sales, use, goods, services, transfer, stamp, recording, ad valorem and similar Taxes and fees incurred by or on behalf of a Party, the Partnership or any Partnership Subsidiary as a result of the transactions contemplated by this Agreement, as imposed by applicable Law.
     “Unitholders Agreement” means the Unitholders and Operating Agreement, dated as of April 29, 2008 among FRBCH, the General Partner, the Partnership, Vopak and BORCO.
     “Unit Purchase Agreement” means the Unit Purchase Agreement between Buckeye Parent and FR XI, executed and delivered simultaneously with the execution and delivery of this Agreement.
     “Vopak” means Vopak Bahamas B.V., a public company with limited liability incorporated under the laws of the Netherlands.
     “Vopak Tag-Along” has the meaning given such term in Section 5.5(a).
               Section 1.2 Construction. (a) Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. References to Articles and Sections refer to articles and sections of this Agreement, unless otherwise indicated. The words “includes” and “including” mean “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to the particular Section or Article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein, unless otherwise specified, are in Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
          (b) This Agreement shall be read, interpreted and construed as the mutual form of the Parties. The Parties acknowledge that this Agreement is the product of negotiation between sophisticated parties, each of whom was represented by counsel. Accordingly, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof.
ARTICLE 2
Sale and Purchase
               Section 2.1 Sale, Transfer, Purchase and Acceptance of the Transferred Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser and its permitted designee the Transferred LP Interest and the Transferred GP Interest, respectively, and Purchaser shall, and shall cause such designee to, purchase, acquire and accept from Seller, the Transferred LP Interest and the Transferred GP Interest, respectively, in each case free and clear of all Liens, except for Liens arising under the Unitholders Agreement and any applicable securities Laws. Each Seller hereby consents to the transfer of the Transferred Interests that will occur at the Closing. For U.S. federal income tax purposes, the transfer of the Transferred Interests shall be deemed effective as of 12:01 a.m. on the Closing Date, and Seller shall not be allocated any income from the Partnership on the Closing Date.
               Section 2.2 Purchase Price. (a) The consideration to be paid by Purchaser for the Transferred Interests shall be $1,066,548,800, minus the amount of the Proportionate Share of the Seller Transaction Expenses that are unpaid as of the Closing (as reduced, the “Base Purchase Price”), subject to further adjustment as set forth below (the Base Purchase Price, as so further adjusted, the “Purchase Price”). Of the Purchase Price, if the transactions pursuant to the Unit Purchase Agreement are consummated on the Closing Date, $400,000,000 shall be paid by way of delivery of Consideration Units pursuant to the Unit Purchase Agreement and the balance (the “Cash Portion”) shall be paid in cash. If the transactions pursuant to the Unit Purchase Agreement are not consummated on the Closing Date, the amount which would otherwise be paid in Consideration Units shall be paid in cash.
          (b) Under the Unitholders Agreement, within five business days following Closing, FRBCH will owe an amount equal to the “Applicable Vopak Payment” to Vopak and, consistent with Section 8.9(a) thereof, certain members of management of the Partnership Subsidiaries. An amount equal to 80% of the Applicable Vopak Payment shall be deducted from the Base Purchase Price. Not later than two Business Days prior to Closing, Seller shall deliver to Purchaser a true and correct calculation of the Applicable Vopak Payment, a schedule showing the name, wire instructions and portion of the total Applicable Vopak Payment to be received by each of Vopak and each other recipient in accordance with Section 8.9(a) of the Unitholders Agreement and a calculation of the resulting Purchase Price. Purchaser shall cause FRBCH to make payment of such amounts to the designated payees within the required five business day period in accordance with the Unitholders Agreement.

          (c) At least two Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to the Purchaser a statement setting forth the Seller’s good faith calculation of the Purchase Price, including the Seller Transaction Expenses that are unpaid as of the Closing and the Applicable Vopak Payment. Such statement shall set forth the name, wire instructions and amount of bonus payable at Closing to each Person pursuant to the Topco Bonus Plan.
          (d) To the extent the Escrow Amount exceeds or is less than the amount of the Acquisition Related Stamp Duty, then (i) in the case of an excess, within five Business Days after the Acquisition Related Stamp Duty is paid, Purchaser shall pay by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the difference between the Escrow Amount and the Acquisition Related Stamp Duty (which, if the Escrow Account has been funded, shall be paid to Seller from the Escrow Account to the account designated by Seller) and (ii) if the Escrow Amount is less than the Acquisition Related Stamp Duty (such difference, the “Shortfall”), within five Business Days after receipt of notice from Purchaser of such Shortfall, Seller shall pay by wire transfer of immediately available funds to an account or accounts designated by the applicable Bahamian Governmental Authorities, an amount equal to the Shortfall. Notwithstanding the foregoing requirements concerning timing of payments, in the event that the amounts required to be paid pursuant to Section 5.5(a) (exclusive of the Financing Related Stamp Duty) have been paid or are to be paid at Closing, (i) the adjustments to Base Purchase Price contemplated pursuant to this Section 2.2(d) shall be effected at Closing (but shall be subject to further adjustment after Closing, as necessary, pursuant to this Section 2.2(d)) and (ii) such amounts shall be paid by Purchaser directly to the applicable Bahamian Governmental Authorities to the account or accounts designated by such Governmental Authorities (in lieu of Purchaser’s funding of the Escrow Account) or, in the case of a Shortfall, by Seller directly to the applicable Bahamian Governmental Authorities to the account or accounts designated by such Governmental Authorities. To the extent the Escrow Account is not funded in accordance with the foregoing, FR XI and Purchaser shall not be required to enter into the Escrow Agreement.
               Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 10:00 am New York time, on the later of (i) the Initial Date and (ii) the third (3rd) Business Day after the day on which all of the conditions set forth in Article 7 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” At the Closing:
          (a) Seller shall deliver or cause to be delivered to Purchaser:
          (i) a duly executed instrument of transfer with respect to the transfer of the Transferred LP Interest to Purchaser in the form attached hereto as Exhibit A and a duly executed deed of substitution with respect to the transfer of the Transferred GP Interest to Purchaser’s permitted designee in the form attached hereto as Exhibit B;

          (ii) an updated copy of the Register of Partners duly reflecting the transfer of the Transferred LP Interest to Purchaser and the Transferred GP Interest to Purchaser’s permitted designee;
          (iii) a copy of each Seller Required Governmental Authorization;
          (iv) the officer’s certificate referred to in Section 7.3(b);
          (v) evidence of the resignation of all officers and directors of each Partnership Subsidiary who are representatives of Seller or its Affiliates and the termination of all powers of attorney given by the Partnership and each Partnership Subsidiary to any person who is a representative of Seller or its Affiliates, such resignations and terminations to be effective as of the Closing (it being agreed that representatives of Vopak who serve as officers/directors or otherwise in a representative capacity, or by power of attorney, of any Partnership Subsidiary are not intended to be covered by this Section 2.3(a)(v));
          (vi) evidence of the termination of all Affiliate Contracts, effective as of the Closing, other than the Affiliate Contract set forth on Section 2.3(a)(vi) of the Seller Disclosure Schedules;
          (vii) subject to Section 2.2(d), a duly executed copy of the Escrow Agreement;
          (viii) payoff letters with respect to the payment in full of all amounts to be repaid at Closing under the Credit Agreement in accordance with Section 5.9; and
          (ix) such other documentation or confirmation of the fulfillment of such further actions as Purchaser shall have reasonably requested of Seller by a reasonable time prior to the Closing, and which otherwise do not change the terms of this Agreement.
          (b) Purchaser shall deliver or cause to be delivered to Seller:
          (i) (x) by wire transfer or delivery of immediately available funds to one or more accounts previously designated by Seller, an amount equal to the Cash Portion and (y) by delivery by Buckeye Parent of the Consideration Units (provided, however, that such Consideration Units shall be delivered to Seller or, at Seller’s direction, to any other Person);
          (ii) subject to Section 2.2(d), by wire transfer or delivery of immediately available funds to the Escrow Account, the Escrow Amount to be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement;
          (iii) a duly executed instrument of transfer with respect to the transfer of the Transferred LP Interest to Purchaser in the form attached hereto as Exhibit A and a duly executed deed of substitution with respect to the transfer of the Transferred GP Interest to Purchaser’s permitted designee in the form attached here as Exhibit B;
          (iv) the officer’s certificate referred to in Section 7.2(b);
          (v) a copy of each Purchaser Required Governmental Authorization;
          (vi) subject to Section 2.2(d), a copy of the Escrow Agreement, duly executed by Purchaser; and
          (vii) such other documentation or confirmation of the fulfillment of such further actions as Seller shall have reasonably requested of Purchaser by a reasonable time prior to the Closing, and which otherwise do not change the terms of this Agreement.
          (c) FRB GP shall execute and file with the Registrar of Partnerships of the Cayman Islands a Statement pursuant to Section 10(1) of the Exempted Limited Partnership Law (2010 Revision) regarding the transfer of the Transferred GP Interest.
ARTICLE 3
Representations and Warranties of FR XI
     FR XI represents and warrants to Purchaser as follows:
               Section 3.1 Status of Seller. FR XI is an exempted limited partnership duly formed and validly existing under the laws of the Cayman Islands and has the necessary partnership power and authority to own the Transferred LP Interest and, by its general partner, to execute and deliver this Agreement and perform its obligations hereunder. FRB GP is an exempted company formed with limited liability under the laws of the Cayman Islands and has the necessary corporate power and authority to own the Transferred GP Interest and to execute and deliver this Agreement and perform its obligations hereunder. As of Closing (if the Holdings Transfer occurs), Holdings is an entity duly formed and validly existing under the laws of its jurisdiction of organization and has the necessary partnership, corporate or other applicable company power and authority to own the Transferred LP Interest and, by its general partner (if applicable), to perform its obligations hereunder.
               Section 3.2 Authority; No Conflicts; Consents and Approvals.
          (a) The execution, delivery and performance of FR XI’s, FRB GP’s and, as of Closing (if the Holdings Transfer occurs), Holdings’ obligations under this Agreement and the other documents and instruments to be delivered hereunder, have been duly authorized by all necessary partnership or corporate action, as applicable, on the part of FR XI, FRB GP and, as of Closing (if the Holdings Transfer occurs), Holdings. This Agreement has been duly executed and delivered by FRB GP and FR XI (by its general partner) and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the valid and binding obligation of FR XI, FRB GP and, as of Closing (if the Holdings Transfer occurs), Holdings, enforceable against FR XI, FRB GP and, as of Closing (if the Holdings Transfer occurs), Holdings, in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. At the Closing, all other documents and instruments to be delivered hereunder by FR XI, FRB GP or (if the Holdings Transfer occurs) Holdings, as applicable, will have been duly executed and delivered by FR XI (by its general partner), FRB GP and (if the Holdings Transfer occurs) Holdings, as applicable, and, assuming the due authorization, execution and delivery of such other documents and instruments by Purchaser, Purchaser’s permitted designee and Buckeye Parent, as applicable, will constitute the valid and binding obligation of FR XI, FRB GP or (if the Holdings Transfer occurs) Holdings, as applicable, enforceable against FR XI, FRB GP or (if the Holdings Transfer occurs) Holdings, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
          (b) Except as set forth in Section 3.2(b) of the Seller Disclosure Schedules, and assuming receipt of the Required Governmental Authorizations, the execution and delivery of this Agreement by Seller and the performance by FR XI, FRB GP or, as of Closing (if the Holdings Transfer occurs), Holdings of their obligations hereunder will not result in (i) any conflict with the Organizational Documents of FR XI, FRB GP, Holdings (if the Holdings Transfer occurs), the Partnership or any of the Partnership Subsidiaries, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any Material Contract or Real Property Lease, (iii) a violation of or default under any Law or Governmental Authorization to which FR XI, FRB GP, Holdings (if the Holdings Transfer occurs), the Partnership or the Partnership Subsidiaries is subject, or (iv) any Liens on any of the properties or assets of the Partnership or the Partnership Subsidiaries other than Permitted Liens, except, in the case of the foregoing clauses (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (c) Except for those set forth in Section 3.2(c) of the Seller Disclosure Schedules (the “Seller Required Governmental Authorizations”) no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of Seller, the Partnership or the Partnership Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 3.3 Status of the Partnership. The Partnership is an exempted limited partnership duly formed and validly existing under the laws of the Cayman Islands. The Partnership has the necessary partnership power and authority to carry on its business as it is now being conducted and is qualified to do business in each jurisdiction where the conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 3.4 The Transferred Interests. The only outstanding interests in the Partnership are the limited partner interest owned by FR XI or, as of the Closing, Holdings (if the Holdings Transfer occurs) and the general partner interest owned by FRB GP. The Transferred Interests are owned by Seller free and clear of any Liens, and are not subject to any transfer restrictions, pre-emptive or similar rights, in each case, other than (i) as set forth in the Organizational Documents of Seller or the Partnership, (ii) as set forth in the Unitholders Agreement and (iii) transfer restrictions under applicable securities Laws. Seller has and at Closing (assuming compliance by Purchaser with its obligations under Section 2.3(b)(iii)) will deliver to Purchaser and its permitted designee good and valid title to all of the Transferred Interests free and clear of Liens other than (i) Liens incurred as a result of actions of Purchaser and/or its Affiliates, (ii) as set forth in the Organizational Documents of the Partnership and the Unitholders Agreement and (iii) transfer restrictions under applicable securities Laws. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (other than as provided in this Agreement and the Unitholders Agreement) for the purchase or acquisition from, or the sale, transfer or issuance by, any Person, of any equity interests in the Partnership, and no authorization has been given therefor.
               Section 3.5 The Subsidiaries.
          (a) Section 3.5(a) of the Seller Disclosure Schedules sets forth (x) the name and jurisdiction of organization of each Subsidiary of the Partnership (collectively, including FRBCH and the General Partner but (for the sake of clarity) excluding Vopak, the “Partnership Subsidiaries”) and (y) the number of issued and outstanding shares of capital stock or other equity interests of each such Partnership Subsidiary and the names of the record holders thereof. The outstanding shares of capital stock or other equity interests of each of the Partnership Subsidiaries (i) have been duly authorized and validly issued and (ii) are owned by the owners thereof as set out in Section 3.5(a) of the Seller Disclosure Schedules free and clear of any Liens and of any transfer restrictions, pre-emptive or similar rights (except for (A) any Liens incurred as a result of actions of Purchaser and/or its Affiliates, (B) as provided in the Organizational Documents of the applicable Partnership Subsidiary, (C) transfer restrictions under applicable securities Laws and (D) any Liens or other matters set forth on Section 3.5(a) of the Seller Disclosure Schedules). Except as provided in the Organizational Documents of the applicable Partnership Subsidiary and in this Agreement, there are no outstanding options, warrants, conversion or other rights or agreements for the purchase or acquisition from, or issuance, sale or transfer to, any Person of any equity interests in any Partnership Subsidiary. Except for the equity interests in the Partnership Subsidiaries, the Partnership and the Partnership Subsidiaries do not have any equity interest or investment in, or guarantee any obligation for, any other corporation, partnership, joint venture, association or other business organization.
          (b) Each of the Partnership Subsidiaries is duly formed and validly existing under the laws of the jurisdiction of its organization, has the necessary power and authority to carry on its business as it is now being conducted and is qualified to do business in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so formed and existing or to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (c) A correct and complete copy of the Organizational Documents of the Partnership and the Partnership Subsidiaries, as amended to the Execution Date, have been made available to Purchaser prior to the Execution Date.

               Section 3.6 Financial Statements; Undisclosed Liabilities.
          (a) Set forth in Section 3.6 of the Seller Disclosure Schedules are true, correct and complete copies of (i) the audited balance sheet and statements of income and cash flows of the Partnership as of and for the periods ended December 31, 2008 and December 31, 2009 and (ii) the unaudited balance sheet and statements of income and cash flows of the Partnership as of and for the nine-month period ended September 30, 2010, in each case prepared in accordance with GAAP, consistently applied as of the dates and for the periods presented (except as may be stated therein or in the notes thereto and, with respect to the unaudited financial statements, subject to audit and year-end adjustments) (collectively, the “Financial Statements”). To the Knowledge of Seller, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Partnership in accordance with GAAP as of the dates and for the periods presented, except as may be stated therein or in the notes thereto and, with respect to the unaudited financial statements, subject to audit and year-end adjustments.
          (b) Except as set forth in the Financial Statements (including the related notes and schedules) or Section 3.6 of the Seller Disclosure Schedules, none of the Partnership or any of the Partnership Subsidiaries has any known liabilities or Obligations of a type required by GAAP to be set forth on a balance sheet, except for known liabilities and Obligations (i) incurred since September 30, 2010 in the ordinary course of business consistent with past practice and (ii) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) To the Knowledge of Seller, since September 30, 2010, there has been no event, fact, occurrence or circumstance which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (d) Except as expressly set forth in the Financial Statements or in Section 3.6 of the Seller Disclosure Schedules, since September 30, 2010, neither the Partnership nor any of the Partnership Subsidiaries has declared, set aside or paid any dividends or distributions (including, but not limited to, (1) repurchase or redemption of equity interests or (2) in cash, equity interests or other property). As of September 30, 2010, the outstanding Indebtedness of the Partnership and the Partnership Subsidiaries was $319,089,000 and the outstanding cash and cash equivalents was at least $39,775,000 and since September 30, 2010, the Partnership and the Partnership Subsidiaries have incurred no additional Indebtedness (other than additional accrued interest and ordinary course administrative fees).
               Section 3.7 Real Property; Other Assets.
          (a) To the Knowledge of Seller, Section 3.7 of the Seller Disclosure Schedules contains a complete list of all of the material real property and material interests in real property owned by the Partnership or any of the Partnership Subsidiaries (the “Owned Real Property”), and all material leases, subleases or licenses of real property (the “Real Property Leases”) to which the Partnership or any Partnership Subsidiary is a party or by which any of them holds a leasehold interest (the “Leased Real Property”; together with the Owned Real Property, collectively, “Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or otherwise set forth in Section 3.7 of the Seller Disclosure Schedules, (i) each Real Property Lease to which the Partnership or any of the Partnership Subsidiaries is a party is a valid and binding obligation of the Partnership or Partnership Subsidiary party thereto and is in full force and effect in accordance with its terms, (ii) all rents due on each Real Property Lease have been paid, (iii) neither the Partnership nor any Partnership Subsidiary has received notice that it is in default thereunder, and (iv) there exists no default by the Partnership or any Partnership Subsidiary or, to the Knowledge of Seller, any other party under such Real Property Lease and no event has occurred which, with notice or lapse of time, would constitute a breach or default under such Real Property Lease by the Partnership or Partnership Subsidiary party thereto. Except as set forth in Section 3.7 of the Seller Disclosure Schedules, (i) there are no subleases or any other similar agreements relating to Real Property, (ii) neither the Partnership nor any of the Partnership Subsidiaries is bound by any option, right of first refusal, purchase or other agreement to sell or otherwise dispose of any Real Property or any other interest in any Real Property, and (iii) neither the Partnership nor any of the Partnership Subsidiaries has assigned, transferred, conveyed, mortgaged, or encumbered any interest in any Leased Real Property, and the Partnership or one of the Partnership Subsidiaries enjoys peaceful and undisturbed possession under the Real Property Leases. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Partnership and/or the individual Partnership Subsidiaries listed as an owner or lessee of Real Property on Section 3.7 of the Seller Disclosure Schedules has either (i) good, valid and indefeasible title to that Real Property which it owns, or (ii) a good, valid and marketable leasehold interest in that Real Property which it leases, in each case, free and clear of all Liens, except for Permitted Liens and liens set forth in Section 3.7 of the Seller Disclosure Schedules.
          (b) Except as set forth on Section 3.7 of the Seller Disclosure Schedules, to the Knowledge of Seller, the Partnership and each of the Partnership Subsidiaries owns or has the right to use all of the assets necessary for the conduct of their businesses as currently conducted.
               Section 3.8 Governmental Authorizations; Compliance with Law. Except as otherwise set forth in Sections 3.8 and 3.12 of the Seller Disclosure Schedules and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Partnership and the Partnership Subsidiaries holds all Governmental Authorizations necessary for the conduct of their respective businesses as presently conducted; (ii) each of the Partnership and the Partnership Subsidiaries is in compliance with all such Governmental Authorizations and applicable Laws and (iii) to the Knowledge of Seller, neither the Partnership nor any Partnership Subsidiary has received written notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws.
               Section 3.9 Litigation. Except as set forth in the Financial Statements (including the notes thereto) or as set forth in Section 3.9 of the Seller Disclosure Schedules, (a) there is no Litigation pending or, to the Knowledge of Seller, threatened, against the Partnership or any of the Partnership Subsidiaries and (b) there is no order, judgment or decree issued or entered by any Governmental Authority imposed upon the Partnership or any Partnership Subsidiary that, in either case (a) or (b), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Litigation set forth in Section 3.9 of the Seller Disclosure Schedules, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               Section 3.10 Labor Matters. Except as otherwise set forth on Section 3.10 of the Seller Disclosure Schedules, there are no strikes, labor disputes, unfair labor practice charges, slow downs or work stoppages or similar material labor difficulties pending or, to the Knowledge of Seller, threatened against any of the Partnership or the Partnership Subsidiaries, nor have there been any since April 29, 2008. None of the Partnership or the Partnership Subsidiaries is a party or subject to any collective bargaining agreement covering the Employees, nor is any such agreement presently being negotiated.
               Section 3.11 Taxes. Except as set forth in Section 3.11 of the Seller Disclosure Schedules, or as reflected or reserved against in the Financial Statements:
          (a) the Partnership and each of the Partnership Subsidiaries have filed all material Tax Returns heretofore required to be filed by such entity on or prior to the Execution Date, and have filed and/or will have filed any such Tax Returns required to be filed from the Execution Date to the Closing Date (other than in respect of Transfer Taxes, if any, which are subject to Section 5.5 of this Agreement);
          (b) except to the extent that payment of such Taxes is disputed by the Partnership or any of the Partnership Subsidiaries and for which the Partnership or such Partnership Subsidiary, as the case may be, established appropriate reserves, the Partnership and each of the Partnership Subsidiaries has timely paid in full all material Taxes due and payable (whether or not shown as due on such Tax Returns), or, where payment is not yet due, has made adequate provision for all such Taxes in the Financial Statements;
          (c) no claim for assessment and collection of material Taxes in respect of their respective businesses is being asserted against the Partnership or any of the Partnership Subsidiaries, other than assessments for Taxes neither due nor in default;
          (d) there are no Tax allocation or Tax sharing agreements among Seller, the Partnership and/or the Partnership Subsidiaries; and
          (e) for United States federal income tax purposes, (i) each of the Partnership and FRBCH is classified as a partnership and (ii) each Partnership Subsidiary (other than FR Borco Acquisition Holdings B.V., FR Borco Acquisition B.V. and FR Borco Management Services LLC, to the extent elections have not been made under Section 5.5(c) that are effective prior to Closing) is classified as an entity that is disregarded as being separate from its owner.
               Section 3.12 Environmental Matters. Except as set forth on Section 3.12 of the Seller Disclosure Schedules, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and the Partnership Subsidiaries:
          (a) have all Governmental Authorizations required under Environmental Laws for operation of the Business;
          (b) are, and, to the Knowledge of Seller, have been for the period covered by the Financial Statements, in compliance with all and have not violated any Environmental Law;

          (c) have each not received any written notice that it is a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any Hazardous Materials; and there is no pending order, injunction or decree applicable to the Partnership or any of the Partnership Subsidiaries or, to the Knowledge of Seller, the Real Property, for any violation of Environmental Law or for the investigation or remediation of any Hazardous Materials; and
          (d) to the Knowledge of Seller, have each not released Hazardous Materials from any Real Property which require the Partnership or any of the Partnership Subsidiaries to undertake investigation or remediation under any Environmental Law.
Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.12 shall be the only representations and warranties in this Agreement regarding Environmental Laws or Hazardous Materials.
               Section 3.13 Material Contracts. Except for the contracts listed in Section 3.13 of the Seller Disclosure Schedules (the “Material Contracts”), the Real Property Leases, Plans and any contracts entered into following the Execution Date in accordance with Section 5.2, none of the Partnership or any Partnership Subsidiary is a party to or bound by any of the following:
          (a) any contract for the storage of fuel or refined products that will not be terminated prior to the Closing, or that cannot be terminated on ninety (90) or fewer days notice, and that provides for the future payment by or to the Partnership or a Partnership Subsidiary of more than $250,000 per annum;
          (b) any contract for the supply of goods or services to the Partnership or a Partnership Subsidiary that will not be terminated prior to the Closing, or that cannot be terminated on ninety (90) or fewer days notice, and that provides for future payments by or to the Partnership or a Partnership Subsidiary of more than $250,000 per annum;
          (c) any contract for the sale or purchase of any material asset that cannot be terminated on ninety (90) or fewer days notice, and that provides for the future payment by the Partnership or a Partnership Subsidiary of more than $250,000 per annum;
          (d) any contract that grants to any Person a right to purchase any material assets of the Partnership or the Partnership Subsidiaries;
          (e) any contract that contains covenants of any of the Partnership or the Partnership Subsidiaries that materially limits or purports to limit the ability of the Partnership or any Partnership Subsidiary to compete in any line of business or with any Person in any geographic area;
          (f) any commitment to make any capital expenditure or to purchase a capital asset in excess of $250,000 per annum;

          (g) any agreement with Seller or Affiliates of Seller (other than the Partnership or the Partnership Subsidiaries);
          (h) any contract entered into or assumed by the Partnership or any of the Partnership Subsidiaries providing for indemnification of any Person, other than entered into or assumed in the ordinary course of business consistent with past practice;
          (i) any contract which relates to Indebtedness under which the Partnership or any Partnership Subsidiaries has outstanding obligations in excess of $250,000;
          (j) any contract under which the Partnership or any of the Partnership Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party in excess of $250,000; or
          (k) any other contract not otherwise described in clauses (a) through (j) above which is material to the Partnership, the Partnership Subsidiaries or the Business.
Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract, as of the Execution Date, is in full force and effect and constitutes a legal, valid and binding agreement of the Partnership or the applicable Partnership Subsidiary, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Partnership or any Partnership Subsidiary has received written notification that any Material Contract is not in full force and effect, or that the Partnership or the Partnership Subsidiary or any other party thereto has breached its obligations thereunder, and, to the Knowledge of Seller, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract by the Partnership or any Partnership Subsidiary.
               Section 3.14 Brokers. Other than its engagement of Morgan Stanley (the related fees for which Seller will be responsible), no broker, finder, investment banker or other Person engaged by Seller is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.
               Section 3.15 Employee Benefits.
          (a) Section 3.15(a) of the Seller Disclosure Schedules contains a true and complete list of each Plan (other than Plans to which any of the Partnership or the Partnership Subsidiaries contributes (or has an obligation to contribute) pursuant to applicable Law and that are sponsored or maintained by a Governmental Authority). “Plan” means each employee benefit plan, equity purchase, equity option, severance, retention, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and each other employee benefit plan, agreement, program, policy or other arrangement, under which (i) any current or former employee, director or consultant of the Partnership or the Partnership Subsidiaries (the “Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Partnership or any of the Partnership

Subsidiaries or (ii) the Partnership or any of the Partnership Subsidiaries has had or has any present or future liability.
          (b) With respect to each Plan, Seller has made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof, including all amendments thereto, and, to the extent applicable: (i) any summary plan description; and (ii) the most recent actuarial valuation reports, if any.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan has been established, maintained and administered in compliance with their terms and all applicable Laws; (ii) each Plan which is intended to be qualified pursuant to applicable Law is so qualified and has received notification from the appropriate Governmental Authority as to its qualification, and, to the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (iii) each Plan that is required to be funded is fully funded and with respect to all other Plans, adequate reserves therefor have been established on the accounting statements of the Partnership or the applicable Partnership Subsidiary, as applicable, and no material liability or obligation of the Partnership or the Partnership Subsidiaries exists with respect to such Plans that has not been disclosed on Section 3.15(c) of the Seller Disclosure Schedules.
          (d) Except as disclosed on Section 3.15(d) of the Seller Disclosure Schedules, no Plan exists that, as a result of the execution of this Agreement, approval of this Agreement, or the transactions contemplated by this Agreement, will entitle any Employee to (i) change in control pay or benefits, severance pay or benefits or any increase in severance pay or benefits after the Execution Date or (ii) increase any benefits or accelerate the time of payment or vesting of any benefits to any Employee.
               Section 3.16 Insurance.
          (a) Section 3.16(a) of the Seller Disclosure Schedules sets forth each material insurance policy maintained and currently in force (“Policies”), which covers the Partnership, any of the Partnership Subsidiaries or the Business, properties, assets or employees of the Partnership and the Partnership Subsidiaries.
          (b) With respect to each Policy, as of the Execution Date, (i) to the Knowledge of Seller, the insurer is solvent; (ii) all premiums due have been paid, and no additional premiums are required to be paid other than those set out in the Policies; and (iii) the Policies are in full force and effect in accordance with their terms.
               Section 3.17 Affiliate Transactions. Except as set forth in Section 3.17 of the Seller Disclosure Schedules, neither Seller nor any of its Affiliates (other than the Partnership or any of the Partnership Subsidiaries) nor any officer, director, manager, controlling equity owner or other Affiliate of the Partnership or any of the Partnership Subsidiaries (other than the Partnership or any of the Partnership’s Subsidiaries) nor, to the Knowledge of Seller, any individual in such officer’s, director’s, manager’s or equity owner’s immediate family is a party to any agreement or commitment with the Partnership or any of the Partnership Subsidiaries

(except for employment arrangements) or has any interest in any property owned or used by the Partnership or any of the Partnership Subsidiaries (it being agreed that Seller makes no representation as to Vopak or its Affiliates or their officers, directors, managers, controlling equity owners in this Section 3.17).
ARTICLE 4
Representations and Warranties of Purchaser
     Purchaser represents and warrants to Seller as follows:
               Section 4.1 Status and Authority. Purchaser is a limited liability company duly organized and validly existing under the laws of Delaware and has the necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other documents and instruments to be delivered hereunder, have been duly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. At the Closing, all other documents and instruments to be delivered hereunder by Buckeye Parent, Purchaser and Purchaser’s permitted designee, as applicable, will have been duly executed and delivered by Buckeye Parent, Purchaser and Purchaser’s permitted designee (and will have been duly authorized by Buckeye Parent and Purchaser’s permitted designee), as applicable, and, assuming the due authorization, execution and delivery of such other documents and instruments by Seller will constitute the valid and binding obligation of Buckeye Parent, Purchaser and Purchaser’s permitted designee, as applicable, enforceable against Buckeye Parent, Purchaser and Purchaser’s permitted designee, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
               Section 4.2 No Conflicts; Consents and Approvals.
          (a) Assuming receipt of the Required Governmental Authorizations, the execution, delivery and performance of this Agreement by Purchaser will not result in (i) any conflict with the Organizational Documents of Purchaser, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any contract, mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which Purchaser is subject or (iv) the creation or imposition of any Lien, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, be reasonably expected to materially impede or delay the Closing or the ability of Purchaser to fulfill its obligations hereunder.

          (b) Except for those set forth in Section 4.2(b) of the Purchaser Disclosure Schedules, (the “Purchaser Required Governmental Authorizations”) no Governmental Authorization of or filing with any Governmental Authority is required on the part of Purchaser (or its permitted designee) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
               Section 4.3 Financial Ability to Perform. Purchaser has immediately available cash funds and/or financing commitments sufficient to pay the Purchase Price and to consummate the other transactions contemplated by this Agreement and perform its obligations hereunder (including paying all fees and expenses in connection therewith). Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein (other than Section 7.1(d) with respect to the Consideration Units), its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.
               Section 4.4 Litigation. There is no Litigation pending or, to the Knowledge of Purchaser, threatened, which questions the validity of this Agreement or any action taken or to be taken by Purchaser in connection herewith.
               Section 4.5 Purchase for Investment. Purchaser is acquiring the Transferred Interests for investment and not with a view toward, or for offer or sale in connection with, any resale or public distribution thereof in violation of the U.S. Securities Act of 1933, as amended, or any state or non-U.S. Law of similar effect. Purchaser acknowledges that the Transferred Interests will not be registered under the U.S. Securities Act of 1933, as amended, or any state or non-U.S. Law of similar effect.
               Section 4.6 Brokers. Other than its engagement of Barclays Capital or its Affiliates (the related fees for which Purchaser will be responsible), no broker, finder, investment banker or other Person retained by Purchaser is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
               Section 4.7 No Knowledge of Representations or Omissions. To the Knowledge of Purchaser, there are no representations and warranties of Seller in this Agreement that are not true and correct in all material respects, and Purchaser has no Knowledge of any material errors in, or material omissions from, the Seller Disclosure Schedules, or any other Schedules.
               Section 4.8 Purchaser’s Examination. (a) Purchaser acknowledges and agrees that except for the representations and warranties made by Seller in Article 3 and pursuant to the certificate to be delivered in accordance with Section 7.3(b), none of Seller, the Partnership, the Partnership Subsidiaries or any other Person has made or makes (or shall be deemed to have made or be making) any express or implied representation or warranty, whether written or oral, with respect to the Partnership, the Partnership Subsidiaries, the Transferred Interests, the LP Units, the GP Share, the Business, or any of the operations, assets, liabilities, conditions (financial or otherwise) or prospects of the Partnership or the Partnership Subsidiaries, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, Purchaser acknowledges and agrees that none of Seller, the Partnership, the Partnership Subsidiaries or any other Person makes or has made (or shall be deemed to have made or be making) any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to the Business, the Partnership or the Partnership Subsidiaries.
          (b) Purchaser has been given adequate opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, Seller and its representatives concerning the Partnership, the Partnership Subsidiaries, the Business, and Purchaser’s investment in the Transferred Interests, and Purchaser has completed its own independent investigation, analysis and evaluation of the Partnership, the Partnership Subsidiaries and the Business as it deemed necessary or appropriate.
ARTICLE 5
Covenants
               Section 5.1 Consents, Approvals and Notices. (a) Each of the Parties shall use commercially reasonable efforts to cooperate with the other and shall use commercially reasonable efforts to take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary to cause the conditions to the other Party’s obligation to close the transactions contemplated by this Agreement as set forth in Article 7 to be satisfied as promptly as practicable and to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable all necessary notices, reports and other filings and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority (including the Required Governmental Authorizations), (ii) furnishing as promptly as practicable all information to any Governmental Authority as may be required by such Governmental Authority in connection with the foregoing, (iii) obtaining all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from, or renewed with, any other Person and (iv) taking any action necessary to defend vigorously, lift, mitigate or rescind the effect of any Litigation by any Governmental Authority; provided that under no circumstances shall Purchaser, Seller, the Partnership or any of the Partnership Subsidiaries be required to (x) make any payment to any Person to secure such Person’s consent, approval or authorization, other than, with respect to Purchaser (and, after Closing, the Partnership or the Partnership Subsidiaries), the payment of, or agreement to pay, amounts Seller and Purchaser agree are not material in the context of the transaction or (y) proffer to, or agree to, license, dispose of, sell or otherwise hold separate or restrict the operation of any of its assets, operations or other rights.
          (b) Without limiting the generality of the undertakings in subsection (a) of this Section 5.1, (i) subject to appropriate confidentiality protections, Seller and Purchaser shall each furnish to the other (and cause their respective Affiliates to furnish to the other) such necessary information and reasonable assistance as the other Party may request in connection with the foregoing and shall each provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party and such Party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby; (ii) each Party shall, subject to applicable Law, permit counsel for the other Party to review in advance any proposed written communication to any Governmental Authority; and

(iii) except for the transactions contemplated by this Agreement, Purchaser and its Affiliates shall not, without the prior written consent of Seller, such consent not to be unreasonably conditioned, delayed or withheld, acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any other entity or any business or division thereof if such acquisition or agreement would reasonably be expected to materially increase (x) the risk of not obtaining any Required Governmental Authorization, or (y) the risk of requiring any additional Governmental Authorization.
          (c) The Parties agree that this Section 5.1 (other than Section 5.1(e)) shall not apply to the making of arrangements with respect to the Transfer Taxes under the Stamp Act of The Bahamas the arrangements for which shall be exclusively governed by such Section 5.5.
          (d) No later than one Business Day after the Execution Date, Seller shall cause the Partnership to deliver to Vopak a written notice of the proposed Transfer (as defined in the Unitholders Agreement) of the Transferred LP Units in accordance with Section 2.6 of the Unitholders Agreement.
          (e) Without limitation of the foregoing, neither Seller nor Purchaser nor any of their respective Affiliates or representatives shall meet with or engage in discussions with representatives of the Bahamian Governmental Authorities in connection with the transactions contemplated by this Agreement without providing the other party an opportunity to participate.
               Section 5.2 Conduct of Business. Until the earlier of Closing and the termination of this Agreement, Seller shall cause the Partnership and the Partnership Subsidiaries to operate in the ordinary course of business consistent with past practice. Without limiting the foregoing, except (i) as set forth on Section 5.2 of the Seller Disclosure Schedules, (ii) as otherwise contemplated by this Agreement, (iii) as may be required to comply with any Material Contract, (iv) as required by any applicable Law or Governmental Authorization, (v) in connection with necessary or prudent repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matter or (vi) as otherwise consented to by Purchaser, such consent not to be unreasonably conditioned, delayed or withheld (except in the case of Section 5.2(b) or (f)), from and after the Execution Date until the earlier of Closing and the termination of this Agreement, Seller shall not approve the taking by the Partnership or the Partnership Subsidiaries of any of the following actions:
          (a) any actions set forth in Sections 5.1(f) of the Unitholders Agreement (other than Section 5.1(f)(xii) thereof);
          (b) the authorization, declaration or payment of any dividend or distribution to equityholders, other than any dividend or distribution payable solely to the Partnership or a Partnership Subsidiary;
          (c) the making of any loans, advances or capital contributions to, or investments in, any Person or the cancelling of any debts or waiver of any claims or rights of substantial value;

          (d) the making of any capital expenditure not provided for in the then current Budget (as defined in the Unitholders Agreement) in excess of $500,000 individually (or $2,000,000 in the aggregate, in the case of any related series of capital expenditures) or the acquisition or disposition of any material assets, properties or rights not provided for in such Budget;
          (e) the payment of any fee relating to obtaining the consent, if any, under the Credit Agreement;
          (f) the issuance or sale of any equity interests or any security convertible into equity interests of the Partnership or any of the Partnership Subsidiaries (other than any issuance solely among the Partnership and the Partnership Subsidiaries) or the incurrence of any Lien on any equity interests in the Partnership or any of the Partnership Subsidiaries;
          (g) except as may be required by applicable Law or the terms of any contract or Plan existing at the Execution Date and/or disclosed in a Schedule or Exhibit to this Agreement: (i) a increase in the compensation or benefits of any Employee (except for increases in base salary, in the case of Employees who are not executive officers, in the ordinary course of business consistent with past practice), (ii) the grant of any severance or termination pay to any Employee, (iii) the adoption, entry into, modification or termination of any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence at the Execution Date or (iv) the hiring or transfer of any Employees unless in the ordinary course of business consistent with past practice;
          (h) the making of any material change to the Partnership’s (or the Partnership Subsidiaries’) Tax methods, principles or elections, other than any such elections made pursuant to Section 5.5(c) of this Agreement;
          (i) the amendment of any of the Organizational Documents of the Partnership or any Partnership Subsidiary;
          (j) the adoption of a plan of complete or partial liquidation or dissolution;
          (k) the incurrence of any Indebtedness (other than additional accrued interest and ordinary course administrative fees); or
          (l) the agreement or commitment to take any of the actions described above.
               Section 5.3 Access, Information, Financing. Subject to applicable Law or any applicable Governmental Authorizations, and subject to the terms of the Unitholders Agreement, from the Execution Date until the Closing Date, Seller shall (i) during reasonable business hours, provide Purchaser, its counsel, financial advisors, auditors and other authorized representatives with access to such information and documents as are in its possession or under its control relating to the Partnership and the Partnership Subsidiaries, as such Persons may reasonably request, (ii) furnish, and will cause the Partnership and the Partnership Subsidiaries to furnish, to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Partnership and the Partnership Subsidiaries as such Persons may reasonably request; provided that such access shall not, and the requirement to provide information under this Section 5.3 shall not, (a) unreasonably disrupt the operations of Seller, the Partnership or the Partnership Subsidiaries, (b) require that any of Seller, the Partnership or the Partnership Subsidiaries disclose any information that in Seller’s reasonable judgment would result in the disclosure of any trade secrets or violate any of Seller’s, the Partnership’s or the Partnership Subsidiaries’ obligations with respect to confidentiality, (c) require that any of Seller, the Partnership or the Partnership Subsidiaries disclose any privileged information of any of Seller, the Partnership or the Partnership Subsidiaries, or any information which is subject to an agreement of confidentiality, or (d) require Seller or its Affiliates (including the Partnership and the Partnership Subsidiaries) to disclose any financial or proprietary information of or regarding Seller or its Affiliates (excluding the Partnership and the Partnership Subsidiaries) or otherwise disclose information regarding Seller or its Affiliates (excluding the Partnership and the Partnership Subsidiaries) which Seller deems commercially sensitive; and (iii) provide to Purchaser unaudited quarterly consolidated balance sheets of the Partnership (together with the related statements of operations and cash flows) promptly following the end of each fiscal quarter, which financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented thereby and shall present fairly the consolidated financial position, results of operations and cash flows of the Partnership as of, and for the periods ended on, the respective dates thereof, subject to normal recurring year-end adjustments. All information, data and copies of documents obtained by Purchaser thereby shall be subject to the terms of the Confidentiality Agreement, except that disclosure of the Financial Statements shall be permitted to the extent contemplated by Section 5.10. Purchaser agrees to enter into customary agreements relating to access to work papers to the extent requested by the auditors and accountants of the Partnership and the Partnership Subsidiaries in connection with the foregoing.
               Section 5.4 Publicity. No press release or public announcement related to this Agreement, or the transactions contemplated hereby shall be issued or made without the approval of Seller and Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed by either Party, unless required by applicable Law (in the reasonable opinion of counsel), in which case Seller and Purchaser shall have the right to review such press release or announcement prior to publication.
               Section 5.5 Transfer Taxes and Tax Elections. (a) Subject to Section 2.2(d), Purchaser agrees to be fully responsible for the payment of all Transfer Taxes (if any) that may be due and payable under the Stamp Act of The Bahamas in connection with the transactions contemplated by this Agreement (including, without limitation, any Transfer Taxes that may be due and payable under the Stamp Act of The Bahamas as a result of any acquisition financing activities of Purchaser or its Affiliates (the “Financing Related Stamp Duty”) and as a result of the repayment of existing indebtedness in connection with the transactions contemplated by this Agreement pursuant to Section 5.9, including the release of collateral) (such amount of all such Transfer Taxes, exclusive of the Financing Related Stamp Duty, but including, for the avoidance of doubt, all such Transfer Taxes that may be due and payable with respect to the issuance, if any, of the Consideration Units, the “Acquisition Related Stamp Duty”), whether before, at, or after Closing. Purchaser agrees to cooperate with Seller in the making of satisfactory arrangements with the Bahamian Governmental Authorities with respect to all Transfer Taxes (if any) that may be payable in connection with the transactions contemplated by this Agreement (other than the Financing Related Stamp Duty), including allowing Seller to lead and conduct all meetings and discussions with the relevant representatives of the Bahamian Governmental Authorities to the extent such meetings and discussions relate to the Acquisition Related Stamp Duty, and, for the avoidance of doubt, Purchaser shall not enter into any definitive arrangements with the Bahamian Governmental Authorities in respect of the Acquisition Related Stamp Duty without obtaining the prior written consent of Seller. Purchaser’s obligations under this Section 5.5(a) to pay any Transfer Taxes (other than Financing Related Stamp Duty) shall not exceed the Escrow Amount and, if paid following the Closing, shall be satisfied from the Escrow Amount; provided, however, that Seller shall be responsible for any Shortfall, payable in accordance with Section 2.2(d). For the sake of clarity, in the event Vopak exercises its rights under Section 2.6 of the Unitholders Agreement (such transaction, the “Vopak Tag-Along”), any Transfer Taxes due and payable in connection with the Vopak Tag-Along will be payable to the applicable Governmental Authorities by Vopak and/or Purchaser in the same manner as contemplated by this Section 5.5(a).
          (b) If a Party receives any notice, demand, determination or assessment from any Governmental Authority that any such Transfer Taxes are due and payable or that the amount of such Transfer Taxes owed by such Party are different than the amounts paid, such Party shall promptly notify the other in writing of the relevant facts. The Parties shall cooperate in responding to any such notice, demand, determination or assessment and give the other Party all such information, documentation and assistance, including access to premises and personnel, as such other Party may reasonably request for the purposes of investigating or responding to any such notice, demand, determination or assessment.
          (c) On or prior to the Closing Date, Seller shall (or in the event that such elections are to be made on the Closing Date, Purchaser and Seller shall jointly) cause elections to be made to cause FR Borco Acquisition Holdings B.V., FR Borco Acquisition B.V and FR Borco Management Services LLC to each be classified for United States federal income tax purposes as entities that are disregarded as being separate from their owners effective on or before the Closing Date, provided that such elections shall be made in such order as directed by Seller, so long as such elections are effective no later than the Closing Date, and shall provide the Purchaser with evidence of such elections.
          (d) It is expressly understood and agreed that Purchaser may not make (or cause to be made) any elections under Treasury Regulation Section 301.7701-3 with respect to the Partnership or any of its Subsidiaries that would have an effective date prior to the Closing.
               Section 5.6 Further Assurances. Seller and Purchaser each agree that from time to time after the Closing they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement.
               Section 5.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing Date, Purchaser shall, upon the request and at the expense of Seller, permit Seller and its representatives reasonable access at all reasonable times to the Books and Records transferred to Purchaser, and Purchaser shall execute and shall cause the Partnership and the Partnership Subsidiaries to execute such documents as Seller may reasonably request to enable Seller to prepare and/or file any reports or Tax returns required of Seller and/or any of Seller’s Affiliates, if any, relating to the Partnership or any of the Partnership Subsidiaries, or for Seller to fulfill any post-Closing Obligations hereunder. Purchaser shall not dispose of such Books and Records during the seven (7)-year period beginning with the Closing Date without Seller’s consent, which shall not be unreasonably withheld.
               Section 5.8 Retained Obligations. From and after the Closing, FR XI shall indemnify, defend and hold harmless the Purchaser, the Purchaser’s Affiliates (including the Partnership and the Partnership Subsidiaries from and after the Closing) (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all costs (including reasonable attorneys’ fees), liabilities and Taxes that arise out of, relate to or result from any of the following described matters: (i) any breach of Seller’s obligations under Section 2.2(d) or Section 5.12, (ii) any breach of Section 3.6(d) and (iii) the Proportionate Share of any Seller Transaction Expenses that are not paid at the Closing. Notwithstanding anything to the contrary in this Agreement, the indemnification obligations set forth in this Section 5.8 shall not be subject to any dollar limitation and no claim shall be made under this Section 5.8 later than the fifth anniversary of the Closing Date. For Tax purposes and except as otherwise required by applicable Law, the Parties agree to treat (and to cause their respective Affiliates to treat) any amounts payable pursuant to this Section 5.8 as an adjustment to the Purchase Price.
               Section 5.9 Certain Indebtedness. Purchaser hereby acknowledges that the transactions contemplated by this Agreement when consummated will constitute a Change of Control under the Credit and Guaranty Agreement, dated as of April 29, 2008, among FR Borco Acquisition Holdings B.V., FR Borco Acquisition B.V., certain subsidiaries of the Borrower, the Lenders party thereto, ABN Amro Bank N.V. and DnB NOR Bank ASA (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). In conjunction with the Closing, Purchaser shall, and shall cause FRBCH and the other Partnership Subsidiaries to, take all necessary actions to (i) pay in full all Obligations (including in respect of any Hedge Agreements) and terminate all Letters of Credit and Commitments as of the Closing or (ii) otherwise obtain a consent, waiver or other amendment from the Required Lenders under the Credit Agreement permitting the transactions contemplated by this Agreement. Purchaser agrees that, to the extent clause (i) of the preceding sentence is applicable and available cash of FRBCH and the other Partnership Subsidiaries is not sufficient to pay in full all such Obligations, then Purchaser shall cause the Partnership to fund FRBCH with cash (through the purchase of additional LP Units at the same price per unit implied by the Purchase Price) in an amount necessary to pay in full all such Obligations, subject to permitting Vopak to exercise its rights under Section 4.1 of the Unitholders Agreement. Each capitalized term used in this Section 5.9 and not otherwise defined in this Agreement is used as defined in the Credit Agreement; provided that the term “Obligations” solely for purposes of this Section 5.9 is used as defined in the Credit Agreement and not this Agreement. Seller shall, and shall cause the Partnership and the Partnership Subsidiaries to, use commercially reasonable efforts to cooperate with Purchaser in connection with its obligations under this Section 5.9, including in connection with obtaining payoff letters in advance of the Closing and Lien releases.

               Section 5.10 Financial Statements. (a) (i) Prior to Closing, the Partnership shall on an ongoing basis and as may be requested by Buckeye Parent from time to time, consent to the inclusion or incorporation by reference of the Financial Statements in Buckeye Parent’s existing registration statements and any other registration statement, report or other document of Buckeye Parent or any of its Affiliates filed or to be filed with the U.S. Securities and Exchange Commission (“SEC”) in which Buckeye Parent or such Affiliate reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) until such time as Buckeye Parent has filed its Annual Report on Form 10-K for the fiscal year ending December 31, 2012, FR XI shall reasonably cooperate with Buckeye Parent (with respect to matters within FR XI’s control) in seeking to obtain the consent of the independent auditors of the Partnership and the Partnership Subsidiaries (the “Audit Firm”) to the inclusion or incorporation by reference in any such registration statement, report or other document of its audit opinion(s) with respect to the Financial Statements that it has audited and to obtain from the Audit Firm unqualified opinions, consents or customary comfort letters with respect to such Financial Statements in connection with any offering pursuant to a registration statement that includes or incorporates by reference such Financial Statements, and (iii) prior to Closing, the Partnership shall execute and deliver or cause to be executed and delivered to the Audit Firm such representation letters of the Partnership and the Partnership Subsidiaries, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Financial Statements that it has audited.
          (b) FR XI shall (i) reasonably cooperate with Buckeye Parent and its Subsidiaries to facilitate the completion and delivery (with respect to matters within FR XI’s control), within 70 days after the Closing Date, of a balance sheet and statement of income and cash flows of the Partnership as of and for the period ending December 31, 2010 (the “2010 Financial Statements”), prepared in accordance with GAAP, in a manner consistent with that applied to the Financial Statements, which shall be audited by, and accompanied by an unqualified report of, the Audit Firm, and (ii) take the actions specified in Section 5.10(a)(ii) with respect to the 2010 Financial Statements and, prior to Closing, cause the Partnership to take the actions specified in Section 5.10(a)(i) and (iii) with respect to the 2010 Financial Statements.
          (c) FR XI shall (with respect to matters within FR XI’s control) (i) reasonably cooperate with Purchaser in the preparation of any financial statements that are required to be included under Item 2.01 of Form 8-K filed by Buckeye Parent or any of its Affiliates under the Exchange Act as a result of the consummation of the transactions contemplated hereby and (ii) reasonably cooperate with Buckeye Parent and its Subsidiaries to procure that the Audit Firm audit any such financial statements required to be audited under any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.
          (d) Seller shall, as promptly as practicable after the Execution Date, deliver to Purchaser the unaudited consolidated balance sheet and statements of income and cash flows of the Partnership for the nine-month period ended September 30, 2010, prepared in accordance with GAAP, which financial statements shall have been reviewed by the Audit Firm in accordance with Statement on Auditing Standards (SAS) 100, Interim Financial Information, issued by the Auditing Standards Board (the “SAS 100 Reviewed Financials”). To the extent that the SAS 100 Reviewed Financials are delivered after December 24, 2010, the Initial Date shall be extended by a number of days equal to the number of days elapsed from and after December 24, 2010 to and including the date the SAS 100 Reviewed Financial Statements are delivered to Purchaser (it being understood that if the date calculated in accordance with the foregoing does not fall on a Business Day, the Initial Date shall be the Business Day next following such date). The SAS 100 Reviewed Financials shall not be different in any material adverse respect from the unaudited consolidated balance sheet and statements of income and cash flows of the Partnership for the nine-month period ended September 30, 2010 delivered to Purchaser on or prior to the Execution Date. If the SAS 100 Reviewed Financials are not delivered on or before December 31, 2010, Purchaser shall have the right to terminate this Agreement, which right must be exercised, if at all, prior to January 12, 2011.
               Section 5.11 Termination of Affiliate Contracts. Prior to the Closing Date, Seller shall have cancelled or caused to be cancelled all Affiliate Contracts other than the Affiliate Contract set forth on Section 2.3(a)(vi) of the Seller Disclosure Schedules and all liabilities of the Partnership and the Partnership Subsidiaries to Seller and/or its other Affiliates or their respective assigns that are related to any Affiliate Contract, in each case, without the transfer, payment or delivery of cash or other value by the Partnership or any of the Partnership Subsidiaries to the Seller or its other Affiliates.
               Section 5.12 Payment of Certain Incentive Fees. Following the Closing, FR XI agrees (a) to pay Vopak the Proportionate Share of any Incentive Fee (as defined in the Unitholders Agreement) or other fee if and when payable pursuant to the terms of Section 8.6(a) or 8.6(b) of the Unitholders Agreement as in effect on the date of this Agreement (provided that, for the avoidance of doubt, Seller’s obligation hereunder shall not lapse if any adjustments to relevant components pursuant to the last sentence of Section 8.6(a) are made or the greenfield or Brownfield expansion plans are modified in accordance with the Unitholders Agreement) and (b) to make payment of the Proportionate Share of the Applicable Vopak Payment payable pursuant to Section 4.5 or Section 8.9(a) of the Unitholders Agreement as in effect on the date of this Agreement if and to the extent such amounts exceed the deduction from the Base Purchase Price pursuant to Section 2.2(b) hereof.
               Section 5.13 Marketing Cooperation. In order to assist Purchaser’s bank financing in connection with the transactions contemplated hereby, prior to Closing, Seller shall cause the Partnership and the Partnership Subsidiaries to provide such assistance and cooperation as Purchaser and its Affiliates from time to time may reasonably request, including the participation of senior management in a reasonable number of meetings with prospective lenders, due diligence sessions, rating agency presentations and assisting with the drafting of marketing materials and loan documentation and the provision of financial and other information regarding the Partnership and the Partnership Subsidiaries; provided that such requested assistance and cooperation does not materially interfere with the ongoing operations of the Partnership or the Partnership Subsidiaries. Purchaser shall promptly, upon the request of Seller, reimburse Seller for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Partnership and its Affiliates in connection with the cooperation contemplated by this Section

5.13. In addition, Purchaser shall (including following Closing) indemnify, defend and hold harmless Seller and its Affiliates from and against any and all costs and liabilities actually suffered or incurred by any of such Persons, to the extent arising from any action taken by such Persons at the request of Purchaser and/or its Affiliates in connection with this Section 5.13. Notwithstanding this Section 5.13, Purchaser affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Purchaser obtain financing for or related to any of the transactions contemplated hereby. It is understood and agreed that this Section 5.13 does not apply to, and Seller is not making any covenant or agreement with respect to, the provision of any assistance or cooperation by Vopak or its representatives.
               Section 5.14 Dutch Matters. Prior to Closing, (a) Seller shall cause the Partnership and the Partnership Subsidiaries to use commercially reasonable efforts to complete the Dutch Restructuring, as contemplated by Section 5.14(a) of the Seller Disclosure Schedules, to be effective no later than immediately prior to the Closing; provided, that such Dutch Restructuring does not adversely affect in any material respect Seller, the Partnership and the Partnership Subsidiaries or delay the consummation of the transactions contemplated hereby and (b) Purchaser shall use commercially reasonable efforts to obtain the Dutch Ruling; provided, however, that, for the avoidance of doubt, if the Dutch Ruling is obtained prior to the Dutch Restructuring having been completed and the satisfaction or waiver of all other conditions to Closing, Seller shall continue its obligations under Section 5.14(a) until the Closing.
ARTICLE 6
Employees
               Section 6.1 Employee Benefits. From and after the Closing and for at least two (2) years thereafter, Purchaser shall cause the Partnership or one or more of the Partnership Subsidiaries to continue to provide employees with salary or wage levels and bonus opportunities (other than the Topco Bonus Plan or any other bonuses payable out of the Applicable Vopak Payment, which shall only be payable in connection with the consummation of the transactions contemplated by this Agreement), to the extent applicable, and with employee benefits that are, in the aggregate, comparable to those provided to the current Employees at the Closing Date, and Purchaser agrees to fully indemnify and hold harmless Seller and its Affiliates from any and all costs and liabilities which any of them may incur as a result of Purchaser’s failure to satisfy the covenants in this Section 6.1; provided, however, that neither the Partnership nor any of the Partnership Subsidiaries shall have any obligation to keep any Employee employed for any period after the Closing (unless required by Law) and it is expressly agreed that no Employee is a third-party beneficiary of this Agreement. Nothing in this Section 6.1 shall amend or be construed as amending any Plan set forth on Section 3.15(b) of the Seller Disclosure Schedules.
               Section 6.2 Obligations to Employees. Without limiting the generality of the foregoing, following Closing Purchaser will cause the Partnership, or one or more of the Partnership Subsidiaries, as applicable, to honor, pay, perform and satisfy all liabilities and commitments under each Plan set forth in Section 3.15(a) of the Seller Disclosure Schedules in effect on the Closing Date that provides any Employee with compensation or benefits while employed by the Partnership or any of the Partnership Subsidiaries in connection with the termination of such Employee’s employment in accordance with the terms of such Plan as of such termination. Nothing in this Section 6.2 shall prohibit the Partnership or the Partnership Subsidiaries from amending or terminating any such Plan in accordance with its terms and applicable Law.
ARTICLE 7
Conditions Precedent
               Section 7.1 Conditions to Obligations of Both Parties. The respective obligations of Seller and Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller and Purchaser, in whole or in part, to the extent permitted by applicable Law:
          (a) the Seller Required Governmental Authorizations shall have been obtained without any unusual or non-routine conditions that would impose a material and unreasonable burden, cost or obligation on any of Purchaser, the Partnership or any of the Partnership Subsidiaries (it being understood that the foregoing determination shall be made after taking into account any actions agreed to be taken by Seller or its Affiliates);
          (b) there shall not be in effect any injunction, decree or other order issued by a Governmental Authority of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, nor shall any Law have been enacted which would prohibit the consummation of the transaction contemplated by this Agreement (each, a “Prohibitive Order”);
          (c) either the Dutch Restructuring shall have been completed or the Dutch Ruling shall have been obtained; and
          (d) all conditions set forth in Sections 2.3 and 2.5 of the Unit Purchase Agreement shall have been satisfied in all material respects or the fulfillment of any such conditions shall have been waived, except for those conditions that, by their nature, will be satisfied concurrently with the Closing.
               Section 7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by applicable Law:
          (a) The representations and warranties in Article 4 hereof shall be true and correct in all respects as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date). Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.
          (b) Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by its senior executive officer as to the fulfillment of the conditions set forth in Section 7.2(a).

               Section 7.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any or all of which may be waived by Purchaser, in whole or in part, to the extent permitted by applicable Law:
          (a) The representations and warranties (i) set forth in Article 3 hereof (other than in Sections 3.1, 3.2(a), 3.4, 3.5, 3.6(c) and 3.6(d)) shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date), except where the failure of any such representation or warranty to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; (ii) set forth in Sections 3.1, 3.2(a), 3.4, 3.5, 3.6(c) and 3.6(d) (other than the last sentence of Section 3.6(d)) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date); and (iii) set forth in the last sentence of Section 3.6(d) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date). Seller shall have duly performed and complied in all material respects with all agreements contained herein (or, in the case of Section 5.10(d), shall have duly performed and complied in all respects with all agreements contained therein) required to be performed or complied with by it at or prior to Closing.
          (b) Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by a senior executive officer as to the fulfillment of the conditions set forth in Section 7.3(a).
ARTICLE 8
Termination
               Section 8.1 Termination. This Agreement may be terminated:
          (a) at any time prior to the Closing Date by agreement of Purchaser and Seller;
          (b) by Purchaser or Seller, if the Closing shall not have occurred by February 15, 2011 (the “Termination Date”); provided that if on the Termination Date the Seller Required Governmental Authorizations shall not have been obtained or the condition to Closing set forth in Section 7.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or that by their terms are to be satisfied at Closing, shall be capable of then being satisfied), then either Purchaser or Seller shall have the right to extend the Termination Date one or more times, provided, however, that in no event shall the Termination Date be extended beyond March 30, 2011; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (c) by either Purchaser or Seller, if any Prohibitive Order permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the Prohibitive Order;
          (d) By Purchaser, by written notice to Seller, (A) if Seller has breached or failed to perform in any material respect any of its obligations set forth in this Agreement, (i) such that the conditions set forth in Section 7.1 or Section 7.3 cannot be satisfied, and (ii) such breach or failure to perform cannot be cured by Seller or, if capable of being cured, shall not have been cured within thirty days after receipt by Seller of notice in writing from Purchaser (or, if the period between such notice and the Termination Date is less than thirty days, prior to the Termination Date), specifying the nature of such breach and requesting that it be cured, or Purchaser shall not have received adequate assurance of a cure of such breach within such thirty-day (or shorter) period; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in breach of any of its obligations under this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 cannot be satisfied or (B) in accordance with Section 5.10(d); or
          (e) By Seller, by written notice to Purchaser, if Purchaser has breached or failed to perform in any material respect any of its obligations set forth in this Agreement, (i) such that the conditions set forth in Section 7.1 or Section 7.2 cannot be satisfied, and (ii) such breach or failure to perform cannot be cured by Purchaser or, if capable of being cured, shall not have been cured within thirty days after receipt by Purchaser of notice in writing from Seller (or, if the period between such notice and the Termination Date is less than thirty days, prior to the Termination Date), specifying the nature of such breach and requesting that it be cured, or Seller shall not have received adequate assurance of a cure of such breach within such thirty-day (or shorter) period; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any of its obligations under this Agreement such that the conditions set forth in Section 7.1 or Section 7.3 cannot be satisfied.
               Section 8.2 Notice of Termination; Return of Information. If the transactions contemplated by this Agreement are terminated as provided in this Article 8,
               (i) Purchaser shall return to Seller or destroy all documents and other materials received from Seller, the Partnership, the Partnership Subsidiaries, their Affiliates and/or agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement by the Parties; and
               (ii) all Confidential Information (as such term is defined in the Confidentiality Agreement) received by or on behalf of Purchaser with respect to Seller, the Partnership, the Partnership Subsidiaries, their Affiliates and the Business shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

               Section 8.3 Effect of Termination. Subject to the other terms hereof, if this Agreement is terminated as provided in this Article 8, this Agreement shall become null and void and of no further force or effect, except for the provisions of:
          (a) the Confidentiality Agreement;
          (b) Section 5.4 relating to publicity;
          (c) this Section 8.3; and
          (d) Article 9.
Nothing in this Section 8.3, however, shall be deemed to extinguish any right or remedy of any Party that shall have accrued hereunder prior to any such termination, or release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement, or impair any right of any Party to compel specific performance by the other Party of its obligations under this Agreement in accordance with the terms hereof.
ARTICLE 9
General Provisions
               Section 9.1 Non-Survival. None of the representations, warranties, covenants or other agreements in this Agreement or any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive Closing, except for the representations and warranties set forth in Section 3.6(d), those covenants and agreements contained herein and therein that by their terms are to be performed in whole or in part after Closing, Section 5.5(d) and this Article 9.
               Section 9.2 Governing Law. This Agreement shall be exclusively governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
               Section 9.3 Consent to Jurisdiction. (a) Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any Federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not bring any such suit in any court other than a Federal or State court sitting in the State of Delaware, (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such Federal or State court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware and (vi) agrees that service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 9.11 herein.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES,

AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (c) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees (a) that any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Lender Related Parties arising out of or relating to the transactions contemplated hereby, the transactions contemplated by any financing commitments executed by the Lender Related Parties in respect of the transactions contemplated hereby, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court other than a state or federal court sitting in the Borough of Manhattan within City of New York, and (c) to irrevocably waive all right to a trial by jury in any such claim, suit action or proceeding.
               Section 9.4 Specific Performance. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy for any such breach. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereto hereby waives the defense, that there is an adequate remedy at law.
               Section 9.5 Modification; Waiver. This Agreement may be modified only by a written instrument executed by Seller and Purchaser, and, in the case of Sections 9.3(c), 9.9(d) and 9.13, only with the written consent of the applicable Lender Related Parties. Any of the terms and conditions of this Agreement may be waived in writing (subject to applicable Law) at any time on or prior to the Closing Date by the Party entitled to the benefits thereof.
               Section 9.6 Entire Agreement. This Agreement is the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, express or implied, between the Parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the Parties hereto expressly reaffirm. Without limiting the generality or effect of any other provision hereof, Purchaser acknowledges that none of Seller, the Partnership, the Partnership Subsidiaries or any other Person has made or makes, and Purchaser has not relied upon and shall have no remedy with respect to, any other express or implied representation, warranty, agreement or understanding, whether written or oral, other than those expressly set forth in this Agreement.
               Section 9.7 Severability. If any term or other provision of this Agreement is found to be, by competent authority with jurisdiction, invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
               Section 9.8 Expenses. Except as expressly provided herein to the contrary, whether or not the transactions contemplated herein shall be consummated, each Party shall pay its own expenses incident to the preparation and performance of this Agreement.
               Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) the Purchaser Indemnified Parties shall be third-party beneficiaries of this Agreement solely for purposes of Section 5.8, (b) Purchaser’s permitted designee shall be a third party beneficiary of this Agreement solely for purposes of Section 2.1, (c) Buckeye Parent shall be a third-party beneficiary of this Agreement solely for purposes of Section 5.10 and (d) each of the Lender Related Parties shall be a third-party beneficiary of this Agreement solely for purposes of Sections 9.3(c), 9.5, 9.9(d) and 9.13.
               Section 9.10 Failure or Indulgence Not Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or of any other right.
               Section 9.11 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail, return receipt requested, upon receipt; (ii) if sent by reputable overnight air courier (such as DHL or Federal Express), two (2) Business Days after mailing; (iii) if sent by email or facsimile transmission, with a copy mailed on the same day in the manner provided in (i) or (ii) above, when transmitted and, in the case of facsimile transmission, when receipt is confirmed; or (iv) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

     if to Seller:
c/o First Reserve
One Lafayette Place
Greenwich, Connecticut 06830
Attention: Alan G. Schwartz
Facsimile: (203) 661-6729
Email: aschwartz@firstreserve.com
     with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: William E. Curbow
Facsimile: (212) 455-2502
Email: wcurbow@stblaw.com
     if to Purchaser:
Buckeye Atlantic Holdings LLC
c/o Buckeye Partners, L.P.
Five TEK Park
9999 Hamilton Blvd.
Breinigsville, Pennsylvania 18031
Facsimile No: (610) 904-4006
Attn: General Counsel
     with a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103
Facsimile No: (212) 237-0100
Attn: Caroline B. Blitzer, Esq.
or to such other address or to such other person as a Party hereto shall have last designated by notice to the other Party.
               Section 9.12 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, provided that any assignment, by operation of law or otherwise, by Seller shall require the prior written consent of Purchaser and any assignment, by operation of law or otherwise, by Purchaser shall require the prior written consent of Seller and any purported assignment or other transfer without such consent shall be void and unenforceable, except that (i) the Purchaser may assign without the Seller’s consent the provisions and benefits of this Agreement to any direct or indirect wholly-owned Subsidiary of Buckeye Parent, provided that Purchaser shall remain liable for its obligations hereunder and (ii) the Parties expressly understand and agree that FR XI may without Purchaser’s consent transfer the Transferred LP Interest to an Affiliate of FR XI (such Affiliate, “Holdings” and such transfer, the “Holdings Transfer”) and, in connection therewith, may assign without Purchaser’s consent the provisions and benefits of this Agreement to Holdings, provided that FR XI shall remain liable for its obligations hereunder. If the Holdings Transfer occurs, FR XI shall deliver to Purchaser as soon as practicable prior to Closing (i) a copy of the duly executed instrument of transfer relating to the transfer of the Transferred LP Interest from FR XI to Holdings and (ii) an updated copy of the register of partnership interests of FR Borco Topco L.P., reflecting Holdings as the sole limited partner. From and after the Holdings Transfer, for purposes of this Agreement, the term “Seller” shall mean FRB GP and Holdings.
               Section 9.13 No Consequential Damages. Under no circumstances shall any Party be entitled to recover from any other Party punitive, exemplary, treble, special, indirect, consequential, remote or speculative damages or lost profits (collectively, “Special Damages”) under this Agreement or any of the other documents or instruments delivered hereunder, other than in respect of a third party claim, and under no circumstances shall any Party be entitled to recover from any Lender Related Parties any Special Damages arising out of or relating to the transactions contemplated hereby, the transactions contemplated by any financing commitments executed by the Lender Related Parties in respect of the transactions contemplated hereby, or the performance of services thereunder.
               Section 9.14 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
               Section 9.15 Counterparts. This Agreement may be executed by facsimile or portable document signature (pdf) signature and in multiple counterparts, all of which shall constitute one and the same instrument.
               Section 9.16 Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. The disclosure of any matter in the Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement and Sections herein to which such matter could reasonably be likely to be pertinent. Disclosure of any matter shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first above written.

SELLER: FR XI Offshore AIV, L.P. By: FR XI Offshore GP, L.P., its general partner By: FR XI Offshore GP Limited, its general partner
By:	/s/ Alan Schwartz
	Name:	Alan Schwartz
	Title:	Director

FR BORCO GP LTD.
By:	/s/ Alan Schwartz
	Name:	Alan Schwartz
	Title:	Director

Signature Page to Sale and Purchase Agreement

PURCHASER: BUCKEYE ATLANTIC HOLDINGS LLC
By:	/s/ Khalid A. Muslih
	Name:	Khalid A. Muslih
	Title:	Vice President, Corporate Development

Signature Page to Sale and Purchase Agreement

EXHIBIT A
FORM OF PARTNERSHIP INTEREST TRANSFER
     FR XI Offshore AIV, L.P.]1 (the “Transferor”), for value received, does hereby transfer to Buckeye Atlantic Holdings LLC (the “Transferee”) the entirety of the Transferor’s limited partnership interest (the “Transferring Interest”) in FR Borco Topco L.P., a Cayman Islands exempted limited partnership (the “Partnership”), to hold the same unto the Transferee.
     The Transferee hereby accepts the transfer of the Transferring Interest and agrees to be bound by the limited partnership agreement of the Partnership, the terms of which are hereby incorporated by reference and novated in order to reflect the admission of the Transferee as a limited partner of the Partnership and the withdrawal and release of the Transferor as a limited partner of the Partnership, in place of the Transferor in respect of all existing and future rights and liabilities attaching to the Transferring Interest (other than those liabilities which cannot be transferred at law).
     In the event of a conflict between this Partnership Interest Transfer and the Sale and Purchase Agreement among the Transferor, FR Borco GP Ltd. and the Transferee dated December 18, 2010 (the “Purchase Agreement”), the Purchase Agreement governs.

Executed as a Deed and delivered for and on behalf of	Executed as a Deed and delivered for and on behalf of
[FR XI Offshore AIV, L.P. (Transferor)	Buckeye Atlantic Holdings LLC (Transferee)
Acting through [ ], its general partner]

Dated:	Dated:

Witness	Witness
Name:	Name:
Dated:	Dated:

[1]	To be replaced by relevant entity to the extent FR XI Offshore AIV, L.P. transfers its limited partnership interest in FR Borco Topco L.P.
Exhibit A to Sale and Purchase Agreement

     The above transfer and the novation of the limited partnership agreement of the Partnership are hereby consented to by FR Borco GP Ltd. as general partner of the Partnership.
     This instrument may be executed in counterparts and shall be governed by and construed in accordance with the laws of the Cayman Islands.

Executed as a Deed and delivered for and on behalf of
FR Borco GP Ltd., as general partner of FR Borco Topco L.P.
Dated:

Witness
Name:
Dated:
Exhibit A to Sale and Purchase Agreement

Exhibit B
EXHIBIT B
Form of
Deed of Substitution of General Partner
                          , 2011
FR BORCO GP LTD.
(as Original General Partner)
and
BUCKEYE ATLANTIC HOLDINGS GP LLC
(as New General Partner)
and
[FR XI OFFSHORE AIV, L.P.]2
(as Limited Partner)

[2]	To be replaced by relevant entity to the extent FR XI Offshore AIV, L.P. transfers its limited partnership interest in FR Borco Topco L.P.
Maples and Calder
PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands
Tel +1 345 949 8066 Fax +1 345 949 8080 www.maplesandcalder.com

     This Deed of Substitution of General Partner is made on       January 2011
Between:
(1)	FR Borco GP Ltd. (the “Original General Partner”) an exempted company incorporated in the Cayman Islands;

(2)	Buckeye Atlantic Holdings GP LLC (the “New General Partner”) a Delaware limited liability company; and

(3)	[FR XI Offshore AIV, L.P.] (the “Limited Partner”), an exempted limited partnership established in the Cayman Islands, acting through [ ] its general partner.
Whereas:
(A)	The Original General Partner is the general partner of FR Borco Topco L.P., a Cayman Islands exempted limited partnership (the “Partnership”) constituted under the Exempted Limited Partnership Law (2010 Revision) (the “ELP Law”) and pursuant to an Initial Limited Partnership Agreement dated 7 February 2008 (as amended from time to time) (the “Limited Partnership Agreement”).

(B)	The Original General Partner wishes to transfer its general partner interest in the Partnership to the New General Partner and withdraw as a general partner of the Partnership and the New General Partner wishes to be appointed as a general partner of the Partnership on the terms of the Limited Partnership Agreement pursuant to this Deed.

(C)	The Limited Partner wishes to consent to the admission of the New General Partner and the withdrawal of the Original General Partner.

It is agreed as follows:

1	Interpretation

In this deed of substitution (the “Deed”) capitalised words and expressions used but not defined shall have the meanings ascribed to them in the Limited Partnership Agreement, unless the context otherwise requires.

2	The Appointment of New General Partner and the Withdrawal of Original General Partner

2.1	The Original General Partner hereby appoints the New General Partner as the general partner of the Partnership in substitution for itself and the New General Partner hereby accepts such appointment with effect from the date of this Deed (the “Effective Date”).

2.2	The Original General Partner hereby withdraws as the general partner immediately after the appointment of the New General Partner.
Exhibit B to Sale and Purchase Agreement

2.3	The New General Partner hereby agrees for the benefit of the parties to this Deed to be bound by the terms of the Limited Partnership Agreement as if it was an original party thereto and shall assume all the obligations as general partner under the Limited Partnership Agreement.

2.4	The Limited Partner hereby consents to the admission of the New General Partner and the withdrawal of the Original General Partner.

3	Liabilities of the Original General Partner and the New General Partner

3.1	From the Effective Date, the Original General Partner shall not be liable for any debts, obligations or liabilities of the Partnership or as a general partner under the Limited Partnership Agreement and is hereby released from all future obligations and liabilities under the Limited Partnership Agreement.

3.2	The Original General Partner shall file or procure the filing of a notice (the “section 10 Notice”) in respect of such substitution with the Registrar of Exempted Limited Partnerships of the Cayman Islands pursuant to section 10 of the ELP Law as soon as practicable following execution of this Deed and the New General Partner will give such assistance with regard to the filing of such a notice as the Original General Partner may require.

3.3	The New General Partner agrees that it shall be liable as general partner for any debts, obligations and liabilities which the Original General Partner has or may have incurred or for which it is or becomes liable arising out of events occurring prior to the Effective Date.

3.4	The New General Partner hereby agrees that it shall, upon the request of the Original General Partner, enter into all necessary documentation and give all reasonable assistance to the Original General Partner to novate any debts, obligations or liabilities, contractual or otherwise, which may be necessary to enable the New General Partner to assume all such debts, obligations and liabilities of the Original General Partner.

4	Property of the Partnership

4.1	The Original General Partner with effect from the Effective Date transfers all its right, title and interest in all and any assets, rights or property which it holds upon trust for and on behalf of the Partnership in its capacity as general partner (the “Partnership Property”) to the New General Partner to hold on trust on behalf of the Partnership as the substitute General Partner.

4.2	To the extent that any part of the Partnership Property is not immediately capable of transfer, the Original General Partner shall use its best endeavours to transfer the Partnership Property to the New General Partner as soon as practicable.

4.3	With effect from the Effective Date and pending the formal transfer of any Partnership Property not immediately capable of transfer by this Deed, the Original General Partner shall immediately stand possessed of the right, title and interest in all and any Partnership Property for the New General Partner so that the Partnership Property shall continue to be
Exhibit B to Sale and Purchase Agreement

held upon the trusts by the New General Partner, as a general partner, under the Limited Partnership Agreement.
4.4	The Original General Partner shall execute and deliver upon demand such further deeds, agreements or instruments to transfer the title to and property in the Partnership Property into the name of the New General Partner and do all such other things as may be requested by the New General Partner to give effect to the transfer of the Partnership Property.

4.5	The Original General Partner shall deliver to the New General Partner all books, records, documents, and instruments relating to the conduct of the business of the Partnership.

5	Limited Partnership Agreement

Save for the withdrawal of the Original General Partner and the appointment of the New General Partner, the Limited Partnership Agreement shall continue in full force and effect, and is otherwise unamended.

6	Law and Jurisdiction

6.1	This Deed shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

6.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of the Cayman Islands over any claim or matter arising under or in connection with this Deed.

7	No Conflict

7.1	In the event of a conflict between this Deed and the Sale and Purchase Agreement among the Limited Partner, the Original General Partner and Buckeye Atlantic Holdings LLC dated December 18, 2010 (the “Purchase Agreement”), the Purchase Agreement governs.
[Remainder of Page Intentionally Left Blank]
Exhibit B to Sale and Purchase Agreement

In witness of which this document has been executed and unconditionally delivered as a Deed on the date first set out above.

Original General Partner:

for and on behalf of	Witness
FR Borco GP Ltd.
acting by

Name:

Title:

New General Partner:

for and on behalf of	Witness
Buckeye Atlantic Holdings GP LLC
acting by:

Name:

Title:

Limited Partner:

For and on behalf of
[FR XI Offshore AIV, L.P.
By: [ ], its general partner]	Witness

Name:

Title:

Exhibit B to Sale and Purchase Agreement